United States Steel Corporation
Non-Employee Director Stock Program
of the 2016 Omnibus Incentive Compensation Plan

While this Program is in effect, United States Steel Corporation will supplement the fees paid to each non-employee director of the Corporation with a one-time grant of shares of common stock of the Corporation. The number of shares of common stock to be granted shall be equal to that number of shares purchased in an open market transaction or transactions by the director during the six months following the effective date on which such non-employee director first becomes a member of the Board of Directors, up to a maximum grant of 1,000 shares of common stock. If the non-employee director is prohibited from making an open market purchase due to a special trading blackout period imposed under the Corporation’s Insider Trading Policy during any portion of the six-month period, the six-month period shall be extended by the number of days during which purchases were prohibited due to that special trading blackout.  The grant will be made no later than the fifth business day following the date on which open market shares were purchased.

The shares issued under this Program will be registered under the Securities Act of 1933; however, these shares will be subject to the provisions of the securities laws pertaining to shares acquired from an issuer, including Rule 144 of the Securities and Exchange Commission, which laws affect the transferability of such shares.

Effective November 1, 2019.